Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.lu

Altisource Announces Organizational Changes

Luxembourg, August 9, 2017 - Altisource Portfolio Solutions S.A. (together with its subsidiaries, “Altisource” or the “Company”) (NASDAQ: ASPS) today announced that Indroneel Chatterjee will be joining Altisource as its Chief Financial Officer on or around October 1, 2017.

Mr. Chatterjee, 36, will join Altisource from Nomura Securities where he has served since August 2014, most recently as Head of Credit Solutions, Global Markets. With over fourteen years of experience in the financial services industry, Mr. Chatterjee will bring valuable expertise in corporate finance and strategy to the Company. Mr. Chatterjee holds a Bachelor of Science in Economics from the Wharton School of Business at the University of Pennsylvania.

Upon the commencement of Mr. Chatterjee’s employment, Michelle Esterman, the Company’s current Chief Financial Officer, will assume the role of Executive Vice President, Finance. In this role, she will continue to lead the Company’s Accounting, Tax, Treasury, Vendor Management and Facilities functions, with an increased focus on driving operational and cost efficiencies for the Company.

“We look forward to working with Indroneel and believe his background and corporate finance experience will help us drive the growth of our strategic initiatives. We are also looking forward to Michelle’s continued contributions and leadership,” said Mr. William B. Shepro, Chief Executive Officer.

About Altisource

Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing market. Additional information is available at www.Altisource.com.